Exhibit 99.2

Transcript of Millennial Media Q2 2013 Earnings Conference Call

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EDITED TRANSCRIPT
MM - Q2 2013 Millennial Media Inc Earnings Conference Call

EVENT DATE/TIME: AUGUST 13, 2013 / 09:00PM GMT

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AUGUST 13, 2013 / 09:00PM  GMT, MM - Q2 2013 Millennial Media Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Joe Wilkinson Millennial Media Inc - VP of IR

Paul Palmieri Millennial Media Inc - Co-Founder, President & CEO

George Bell Jumptap - CEO

Mike Avon Millennial Media Inc - CFO

CONFERENCE CALL PARTICIPANTS

Jed Kelly Oppenheimer & Co. - Analyst

Heath Terry Goldman Sachs - Analyst

Mark Mowskowitz Northland Capital Markets - Analyst

Jordan Monahan Morgan Stanley - Analyst

Jordan Rohan Stifel Nicolaus - Analyst

James Cakmak Telsey Advisory Group - Analyst

Rory Maher Hillside Partners - Analyst

Richard Fettigal ABR Investment Strategy - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the second-quarter 2013 Millennial Media earnings conference call. My name is Derek and I will be your operator for today. At this time all participants are in a listen-only mode. We shall facilitate a question-and-answer session at the end of the conference.

(Operator Instructions)

As a reminder this conference is being recorded for replay purposes.

I would now like to turn the conference over to Mr. Joe Wilkinson, Vice President, Investor Relations. Please proceed.

Joe Wilkinson  - Millennial Media Inc - VP of IR

Good afternoon. Welcome, everyone, to Millennial Media ‘s earnings call for the second quarter of 2013.

Before we begin, I would like to remind you that during the call we’ll make forward-looking statements which may include projected financial results or operating metrics, business strategies, statements regarding the proposed acquisition of Jumptap, and the combined Companies projected financial results, anticipated future products or services, anticipated market demand or opportunity, and other forward-looking comments. These statements are subject to risks, uncertainties and assumptions.

Accordingly, actual results could differ materially from the results discussed in the forward-looking statements. For detailed disclosures of the risks and uncertainties that could cause our results to differ from today’s discussions, please refer to today’s Press Release, as well as the document we file from time to time with the Securities and Exchange Commission. Including form 10-Q, that we will file for the quarter ended June 30, 2013. Also, I would like to remind you that during the course of this conference call we may discuss non-GAAP measures of our performance. Reconciliations to those directly comparable financial measures are provided in today’s Press Release and on our website under the Investor Relations section.

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AUGUST 13, 2013 / 09:00PM  GMT, MM - Q2 2013 Millennial Media Inc Earnings Conference Call

Today’s call is available via webcast and replay will be available following the conclusion tomorrow for one week. To access the Press Release, supplemental financial information or webcast replay, please consult the Investor Relations section of Millennial Media ‘s website.

Now I’ll turn the call over to Paul Palmieri; cofounder, President and CEO of Millennial Media.

Paul Palmieri  - Millennial Media Inc - Co-Founder, President & CEO

Good afternoon.

Welcome to our second-quarter earnings call. We’ve got a lot of things to share with you today. We’ve posted a presentation to our website. While my remarks will address the key points, not everyone will have access to the presentation at the time of the call, so we will not be reviewing the presentation directly during the call.

The market for digital media has proven time and again that those who position themselves for success early, particularly in the face of large markets, win outsized rewards. We’ve all seen segments where the players that saw the opportunity early, and position themselves to capitalize on it, win big. We’ve been thinking a lot about that at Millennial Media and we came to the conclusion that we needed to be on the fast track to capture that outsized reward in what will be a massive market for mobile advertising.

We have two things to cover today. Q2 results and the announcement of a major deal that will position us to be one of the big winners in the fast-growing market of mobile advertising. As a result, we will go through Q2 at a slightly quicker pace than usual, and Mike Avon will get into the details of the transaction.

Today, we announced the acquisition of Jumptap. The addition of Jumptap’s capabilities to Millennial Media will accelerate the progress we’re already making on the priorities we’ve outlined, and will strengthen the pillars of our mobile advertising platform. As we’ve mentioned previously, our major priorities this year are; one, making it easier to buy and transact on our platform. Two, growing our proprietary data assets. Three, delivering effective advertising across many different mobile devices and four, expanding globally.

Jumptap’s core capabilities fit nicely within our own capabilities and the additions greatly accelerate and enhance our progress towards these four strategic priorities for 2013. Jumptap is the second-largest, independent mobile advertising platform in the US, behind Millennial Media, and has been a respected player for many years in the performance segment of our Business. According to IDC, Jumptap represented 10.7% of the US mobile advertising network industry last year, compared to Millennial Media’s 18%. Together, Millennial and Jumptap combined would have accounted for 28.7% of the industry last year, about on par with Google share, according to IDC.

In addition, our products and market positioning are highly complementary. Jumptap will bring several strategic benefits to the overall Millennial offering including; a more focused presence in performance advertising, additional capabilities in the emerging programmatic RTB segment, and excellent cross-screen solutions, and strong partnerships providing third-party data which complements our first-party data assets, and an impressive intellectual-property portfolio that broadly covers mobile ad targeting. Specifically, where Millennial is known as the leader in mobile brand advertising, Jumptap has more of a focus on the performance advertising side of the Business.

Additionally, Jumptap is the leader in mobile real-time bidding, or RTB capabilities, reporting that they are seeing over 2 billion impressions per day to deliver app, download, and other performance campaigns. We are excited and look forward to adding Jumptap’s performance advertising and programmatic capabilities to the mix at Millennial Media.

On the data front, Jumptap has taken a complementary approach to using data for audience targeting. Millennial Media has invested heavily in building our first-party data asset, that’s data derived directly from the user experience. Today, we have more than 450 million unique user profiles that we use to build audiences, that we then use to target advertising campaigns for advertisers. We use data such as location data, along with multiple data points, to deliver more relevant and more effective ads to the right consumers.

Jumptap has also invested in using data to build audiences, but Jumptap is focused more on integrating third-party data to build and target audiences. Third-party data is data derived from external measuring and monitoring firms, and Jumptap has built data partnerships with more than 20 third parties. We certainly have seen robust demand for the use of specific third-party data, and in response to that, have offered one or two sources. But what Jumptap has done is comprehensive, and impressive. We believe that the combination and integration of our first-party data and Jumptap’s aggregation strategy around third-party data will quickly give us a much better data asset and will drive even better audiences and results, for both brand and performance advertisers, while continuing to respect and protect consumers’ privacy.

Jumptap will also bring a cross-screen advertising solution for brands through its partnership with 24/7 Real Media, among others. This solution enables advertisers to buy through Jumptap and run ads across, not only mobile devices, but PCs as well. Through this partnership solution, Jumptap has accumulated more than 45 million

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AUGUST 13, 2013 / 09:00PM  GMT, MM - Q2 2013 Millennial Media Inc Earnings Conference Call

US cross-screen profiles. These capabilities are in high demand by digital advertisers now, and position Millennial perfectly, as it expands its cross-screen solution to TV, enabling it to capture share of the massive TV ad market.

At Millennial, we continue to grow our international presence with 14 sales offices worldwide thus far. And more in a minute about our own progress there. And with the addition of Jumptap, we’ll be able to bring the combined capabilities to the international market. You can see how Jumptap will bring not only scale and enhanced performance advertising capabilities. But its technology is additive to, and an accelerant of, our major strategic initiatives for 2013 and beyond. We think the Companies are a great fit and couldn’t be more excited to move forward to closing the deal and beginning to integrate the Companies. As a combined Company, we will roll out some phenomenal product offerings that will help drive the mobile advertising industry forward.

Jumptap will also help us enhance our intellectual property position. When the deal closes, the combined Company will have more than 55 issued patents and more than 50 patents pending. These patents cover broad aspects of the delivery and targeting of mobile advertising. We ascribed meaningful value to the patents as a part of this deal. And we think the enhanced IP position will further strengthen our position in the market.

Finally, Jumptap will bring a very strong team to the combined Company. And they’re a good cultural fit with the Millennial team. Over the past few years, Jumptap has built out a new, senior-leadership team and that team has repositioned the business in a way that has made them a much stronger player in this market. The team is led by CEO, George Bell. George has had a long and impressive career in technology and media, including his time as CEO and Chairman of Excited Home. George has been a founder, an executive, board member and a venture capitalist during his career. And I’m pleased to announce that as a part of the deal, George will be joining Millennial as a board member and as our Vice Chairman. In this role, George will be an invaluable source of counsel to me, and to our board, as we continue to build this Business.

We’ll also welcome to our leadership team three key members of the Jumptap executive team that I’d like to highlight. First, Frank Weishop, Jumptap’s COO. Frank spent ten years at Yahoo where he held a number of key operating roles, including VP of advertising marketplaces, where he led Yahoo’s monetization strategy for North America Search-and-display Platform business. At Jumptap, Frank leads sales and operations.

Bob Hammond is Jumptap’s Chief Technology Officer. Bob was previously SVP of technology at Vibrant Media, a New York-based online advertising network. Prior to that he was VP of engineering at Yahoo, where he oversaw engineering for the company ‘s video platform and syndication group. Bob joined Yahoo through the acquisition of Maven Networks, where he led engineering. Bob has built out a really impressive technology team at Jumptap. We’re currently in the midst of a heavy hiring cycle ourselves, and so the prospect of adding a deep bench of those talented developers, engineers and data scientists is an exciting opportunity.

And finally, Adam Soroka is Jumptap’s Chief Product Officer. Adam has been at Jumptap for more than eight years and has been a key architect of the Company’s Performance business, exchange buying capabilities and cross-screen solutions. Frank, Bob and Adam will join the leadership team at Millennial to lead a business that I believe will be the best offering in the market for advertisers and developers of all shapes and sizes. We will be determining the exact roles between today and when we close.

As for the deal itself, the deal is a mostly stock deal. We will issue approximately 24.6 million new shares of common stock to the Jumptap shareholders in return for all of their equity.

Mike will talk about the key deal terms in more detail in a few minutes, but right now, I’d like to introduce George Bell, Jumptap’s CEO, who is joining us on the call today. George?

George Bell  - Jumptap - CEO

Thanks, Paul.

I just actually wrapped up a meeting with all of our employees to tell them about the news and they were really, truly excited. It’s fun to see. My leadership team and I, are really enthusiastic also about what Jumptap can add to Millennial ‘s platform. We’ve watched Millennial’s progress in the global market. And of course we’ve long admired the success that Millennial has achieved. In fact, over the last 18 months or so recognizing some of Millennial’s key strengths, we deliberately built an alternative strategy.

When Millennial became strong in SDK penetration to app developers, we went after real-time bidding to expand our access to inventory. Where Millennial was strong in brand, we went after performance. Where Millennial was strong in first-party data, we built our third-party data through technology and partnerships. As Millennial expanded internationally, we focused more at home on innovation such as targeting audiences across screens. And seeing that our IP was potentially a differentiator, we pressed our advantage by aggressively adding to our portfolio.

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AUGUST 13, 2013 / 09:00PM  GMT, MM - Q2 2013 Millennial Media Inc Earnings Conference Call

Now we bring all of this together. Bringing solutions that have been born of competition, but more importantly, tested by the market. There’s no question in my mind adding Jumptap’s products, people and technology to the Millennial portfolio will further the overall mission of building a leading, mobile advertising platform worldwide. I’m really excited to join the board and take on the role of Vice Chairman, as Paul described it, and I can assure you I can assure you that our team looks forward to collaborating with Millennial to enhance our combined opportunity.

One of the things I like best about the deal is that we share these mobile first routes and can preserve our independence and focus. Watching digital businesses grow over the last 15 years and leading some of them myself, I believe outcomes are best when you can maintain simplicity of focus. Together Millennial and Jumptap can do that, now with greater scale, to deliver for our customers globally. I see us together as the leading, mobile pure play, helping advertisers, agencies and app developers take advantage of the most important shifts in media in our time.

Paul, I’ll hand it back you.

Paul Palmieri  - Millennial Media Inc - Co-Founder, President & CEO

All right, thanks, George.

So, we’re incredibly excited about the acquisition announcement, of course, but we’ve got a lot more to talk about today. We’ve got some new product announcements, updates on our 2013 areas of focus, and an exciting partnership to talk about. But first I like to give you an overview of our performance in the second quarter.

For second quarter, we delivered revenue growth of 45% versus Q2 of last year, along with an excellent gross margin of more than 42%, which is above our long-term target. We also produced adjusted EBITDA of nearly $2 million, which was well ahead of our expectations. Our revenue growth and margins in Q2 were driven by continued, strong demand for our targeted solutions for brand advertisers, as well as from the high end of the performance spectrum. This is where our focus has been, where we excel and where our platform offers significant differentiation in the market with value added data, scale, rich media and technology.

We had significant growth from a number of our existing relationships with household name global brands. Additionally, we gained greater traction in a number of important advertising verticals including, personal in-home services, sports, real estate, nonprofit and charities, and energy and power. We believe we’ll continue to see significant growth in these areas, as global brands embrace the mobile market and its already large and growing presence. We also saw growth of over 48% in revenue from the same period of last year from non- phone connected devices, as these devices and their usage proliferate worldwide. Another area where we’re gaining significantly is in video, where we more than tripled our Q2 revenue versus last year, and grew by more than 40% sequentially. This video growth is off a small base today, but big advertisers are just beginning to see the power of video in the mobile domain.

While we generated solid revenue growth of 45% for Q2, some of the gains we made in brand advertising, premium performance, and international were offset by lower-than-expected revenues in certain areas of the performance market. We believe the addition of Jumptap’s capabilities in performance and programmatic will enhance our overall offering and help us capture more of these opportunities. While our growth and execution have been impressive, we recognize that missing top-line guidance, even when we’re growing 47% year-over-year, against a goal of 50%, and over achieving at the margin and EBITDA lines is not good for the health of the stock. Along with the acquisition, we’ll take the occasion to be slightly more conservative with our revenue guidance, despite are continued conviction that we’ll enjoy industry-leading growth in the quarters to come.

I also mentioned our growth in mobile video advertising, revenue a moment ago. In April, we launched our latest Software Development Kit SDK 5.0. This latest SDK is designed to make it much easier for developers to integrate with us and offer us the ability to deliver our new suite of video ad units. This version of our SDK is experiencing very rapid adoption by developers, likely the fastest adoption of any SDK we’ve ever launched. This rapid adoption of SDK 5.0 allows developers to deliver our new suite of mobile and tablet video ad units through an ever-increasing inventory of contents.

These ad units allow advertisers to deliver video with a rich and engaging environment, allowing users a better opportunity to engage with the ad units. These new ad unit formats allow developers, publishers and media companies to incorporate slicker, sexier and more pertinent ads. Ultimately allowing them to drive higher CPM’s. As advertisers move more dollars from TV to online to mobile, they desire many of the same features TV offers.

Video prices effective CPM’s are significantly higher than other formats as video helps to drive better engagement. Because of these new abilities, we’ve already run a number of new promotional video campaigns with high satisfaction and have plans for more. So we’re very excited about the growth in mobile video advertising.

Our International business grew impressively year over year and quarter over quarter. In Q2 and in the first half of this year, more than 20% of our revenue came from international operations. This was up from 12% during the same time period last year. We are expanding internationally and our overseas operations are gaining traction

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AUGUST 13, 2013 / 09:00PM  GMT, MM - Q2 2013 Millennial Media Inc Earnings Conference Call

in those markets. From our operational hubs in the UK and Singapore, we’ve grown our international footprint in Europe and Asia and our overseas revenue stream is growing rapidly.

Mike will walk through some of the details of our International growth in a few minutes but I want to highlight the really stellar growth of our brand business in Asia where we launched just over a year ago and are now looked to as a mobile brand leader. Not just in Singapore, Indonesia and Japan where we have offices, but across China, India, Australia and other countries that we support out of Singapore. The Asian market represents a large and rapidly growing market where there are already more than 2 billion mobile device users. Already nearly 55% of the 4 billion worldwide total mobile devices are in Asia. And some projections are that Asia will account for nearly 60% of all mobile users by 2016.

In these markets, oftentimes, a mobile device is the first screen and so the usage of these devices and their content is often more comprehensive, intense and varied than in other markets. We’re seeing excellent engagement from large, international brands who are seeking longer-term multinational branding campaigns that in many cases start in the Asia-Pacific region and then have moved into the US and EMEA. Europe also performed well in the second quarter and much of the strong performance in Europe was driven by performance advertising and in particular for premium app downloads.

I’m excited to announce a new partnership as a first step into a new region for Millennial. Last week we announced a partnership with the Cisneros Media Group and its subsidiary Adsmovil to deliver mobile advertising in Latin America. This new strategic partner in Cisneros, will deliver mobile advertising services in high-growth mobile countries in South America, Central America and in Mexico. With more than 400 million mobile users in Latin America and smart phone penetration expected to reach almost 40% by 2016 according to EMarketer, Adsmovil will tap into Millennial Media’s first-party data to enable brands to target these consumers on more than 45,000 sites and apps.

Adsmovil’s premium mobile inventory is visited by millions of Spanish and Portuguese language users across the Americas. Adsmovil provides results-driven solutions to many global enterprises including a number of fortune 500 companies such as Coca-Cola, Disney, Ford, Procter & Gamble and many more. We’ve been very pleased with early international success thus far and we’re confident that this partner-based entrance into the Latin America market will bring us continued success.

On our last conference call I talked about our plans to rollout our own premium, programmatic platform in the second half of 2013. I’m excited to report that those efforts are progressing nicely. We are now finalizing our plans to roll out the Millennial Media exchange, or MMX, in the next couple of months. We are working closely with some exciting partners as we prepare for launch and plan some more detailed announcement about the MMX in the coming weeks. We think that coupling the MMX with Jumptaps substantial traction and position in mobile RTB, will position Millennial Media incredibly well as a leader in the emerging mobile-programmatic markets.

Developers and advertisers are continuing their massive, global migration to mobile. And Millennial Media is right in the thick of it. With this acquisition we’ll be a new, larger, more capable Millennial Media, rivaling Google in mobile display. We will bring the worlds largest set of combined mobile advertising solutions to all of our regions around the world. Our customers are looking to identify there long-term partners in this fast-growing medium. Our investors want our Company to achieve greater and greater growth. And developers want solutions that can transcend the smart phone, as they consider and then deploy on more platforms and devices. We will be that solution. And we remain the best positioned Company in the Mobile Advertising business. We’re doing all of this in an excellent financial position and with a great outlook.

And with that I’ll turn it over to our CFO, Mike Avon, who will take you through some further detail on the second-quarter numbers and details of the transaction. Mike?

Mike Avon - Millennial Media Inc - CFO

Thanks, Paul.

I’ll get into details for the quarter in a few minutes, but first I’d like to give you some more details and perspective on our exciting acquisition of Jumptap. We’re all very enthusiastic about this acquisition and we look forward to bringing this powerful combination of capabilities to the mobile advertising marketplace. The basis of this acquisition is to best position the Company to take advantage of the tremendous growth in the global mobile advertising market. Each Company brings unique and powerful capabilities and the combination of Millennial Media and Jumptap will offer the mobile advertising market superior tools for targeting and delivering mobile ads of all types significantly benefiting advertisers, agencies, developers and publishers. Post integration, we expect significant incremental revenue opportunities in this market for Millennial.

This is a predominately stock-for-stock deal with a minor cash component. Shareholders of privately owned Jumptap will receive approximately 24.6 million shares, or approximately 22.5% of the fully diluted shares outstanding in Millennial Media post close, plus cash consideration of just under $12 million based on Friday’s closing

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AUGUST 13, 2013 / 09:00PM  GMT, MM - Q2 2013 Millennial Media Inc Earnings Conference Call

share price. The precise makeup of the stock and cash component will be determined at the closing of the transaction based upon Millennial’s share price at that time. In any event the cash component of the purchase price will not exceed $12 million.

This values Jumptap at approximately $232 million enterprise value based on our closing share price last Friday. Closing this deal is subject to regulatory approvals, Millennial Media shareholder approval and other customary closing conditions. Jumptap shareholders will be subject to lock up on the newly issued shares. The lock up on one third of the shares issued to Jumptap shareholders will release 90 days after close, and the lockup on the remaining two thirds of their shares will release 180 days after close. We expect this transaction to close in Q4 of this year.

Let me give you a little background on Jumptap’s historical financial performance. Jumptap ‘s 2012 revenue was $63.6 million. Of that revenue $53 million represented advertising revenues similar to ours, while approximately $10.6 million represented revenue from large telecom operators for powering advertising on their mobile portals. Jumptap is in the process of winding down this less-valuable legacy Telecom Portal business, and expects this revenue stream to taper off in the near term. We therefore look at the $53 million of 2012 ad revenue as the appropriate comparable revenue to our Business.

Jumptap’s overall gross margins were 35.8% in 2012. Jumptap’s adjusted EBITDA loss was $10.7 million in 2012. All of Jumptap’s 2012 financial information is unaudited, though the 2012 audit will be completed prior to the close of the transaction. By acquiring Jumptap we expect to be able to accelerate our revenue growth rate from our standalone forecast in 2014 and beyond. Advertisers both brand and performance advertisers are increasingly looking to buy through just a handful of select partners that can provide a full suite of digital advertising solutions. Today Millennial is the key independent mobile partner for many large brands and agencies, and for larger premium performance advertisers.

Jumptap is the go-to partner for many other performance advertisers, large and small, and for some brands looking to buy across both mobile and PC through a single partner. Millennial is the place to go for advertisers looking to leverage proprietary, first-party data to better target and engage consumers. Jumptap offers advertisers the ability to use third-party data they’ve historically used online to target consumers on mobile devices. And both Millennial and Jumptap offer independent and focused alternatives to other competitors who also operate app stores, operating systems, search businesses and more. As advertisers continue to move their spend to global platform providers with full suites of digital advertising solutions, we believe that we’ll be very well positioned to capture an increasing share of this fast-growing market as a combined Company.

Though we will certainly incur transaction and integration expenses over the next several quarters, we expect the transaction to be neutral to accretive to 2014 adjusted EBITDA, and should be accretive to earnings per share in 2015. We expect to realize cost synergies of more than $20 million for the full year in 2015. While gross margins will likely dip below 40% for a period of time on a combined basis, we expect gross margins to return to our target range of 40% to 42% by the end of 2014. We expect to be able to achieve this gross margin improvement on Jumptap’s business by realizing cost synergies such as combining ad servers, by delivering more revenue through our larger developer base which we monetize at a higher gross margins, and by achieving additional efficiency in real-time buying across various exchanges.

While there will be some overlap between the Companies, we’ll be able to achieve cost synergies largely through cost avoidance as we leverage existing personnel for both companies to address the planned future hiring needs. As you know we’ve been growing our technology and sales teams aggressively as we expand our Business. In fact our current plans call for adding more than 80 new engineers, data scientists and product development professionals under our standalone hiring plan over the next year.

The addition of Jumptap’s existing technology and product team of 69 people will help us fill that need much more quickly, while establishing another technology center of excellence in a new geography filled with engineering talent. These additional personnel will enable us to accelerate product development across our core strategic focus areas. So, obviously we’re very enthusiastic about our agreement with Jumptap, and we’re eager to combine and integrate these capabilities and bring them to the mobile marketplace.

I’ll come back in a few minutes with some more discussion of Jumptap’s impact on Millennial ‘s outlook going forward, but first I’d like to discuss Q2 results. For the second quarter of 2013, revenue grew by 45% to $57 million. The second-quarter growth was driven by strength in brand advertising, premium performance advertising, and international sales offset somewhat by greater fragmentation in the low end of the performance app downloads market. This part of the market represents excellent opportunities for the programmatic buy-in capabilities that the Jumptap acquisition will bring to Millennial.

Global effective CPM’s were up approximately 15% in Q2 of 2013 compared to Q2 of 2012. This comes on the heels of our 6% year-over-year ECPM increase in Q1. CPM increases were primarily driven by more highly targeted brand and premium performance business, and an increase in advertisers’ use of video and other highly engaging ad formats. More targeted and more highly engaging ads typically drive higher prices. We believe that our higher effective CPM’s in a market where many are talking about flat to declining CPM’s, are a good indication of the strong, competitive positioning of our Business in this fast-growing market.

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AUGUST 13, 2013 / 09:00PM  GMT, MM - Q2 2013 Millennial Media Inc Earnings Conference Call

As you heard Paul talk about, we continue to see strong growth from our International operations. In fact, revenue generated from our International sales offices comprised 27% of Q2 revenue, compared to 12% of revenue in Q2 of 2012. We’re seeing significant growth in both Europe and Asia as we expand our sales presence in both regions. As Paul mentioned earlier we are particularly enthusiastic about our opportunity for future ad programs from large brands, which are increasingly demanding a global footprint for their larger, more strategic campaigns. We believe we are well positioned to capture these global campaigns from our large brand clients.

Now, we do want to note that International revenue was driven higher this quarter partially by a large premium performance advertiser buying through our European offices but placing those ads globally. This particular advertiser skewed our international revenue percentage higher for the quarter. We therefore expect that International revenue as a percentage of total revenue may drop a bit in Q3.

Gross margins were 42.4% in Q2 of 2013 as compared to 39.7% in Q2 of 2012, and 41.6% in Q1 of this year. This is slightly above our long-term target range of 40% to 42%. The quarter’s margin was held by higher video revenues and by optimization techniques and technologies to place more ads with developers where we may have more favorable revenue-share deals.

While we’re gratified with our gross margin improvement, I want to reiterate to investors that we would expect our standalone gross margins to float within our 40% to 42% target range for the foreseeable future. And we do not expect gross margins to continue to increase as they have over recent quarters. We believe that the 40% to 42% long-term target range maximizes our long-term developer relationships and will therefore help us maximize long-term profitability, even if that is that the expenses shorter-term profit maximization.

Now on to operating expenses, where I will give a little color on where we have spent in Q2 and where we’re making investments in our growth. Sales & Marketing expense was $8.4 million in the second quarter of 2013 versus $6 million in Q2 of last year. We continue to build out our global sales force with a particular focus on building up our International sales offices, and inside sales capabilities. Overall the number of people in our Sales & Marketing group was 142 as of June 30, 2013, up from 100 as of June 30, 2012.

Technology and development expense increased from $2.8 million in the second quarter of 2012, to $4.1 million in the second quarter of 2013 as we continued our investment in our core, focus development areas. We expect technology and development expenses increased moving forward as we reallocate some product development staff previously classified operations function to technology and development as their roles have shifted to new product development. General and administrative expense was $14.8 million in the second quarter 2013 versus $9.2 million for the second quarter of 2012.

Now as I previewed on our last earnings call, we have some one-time, stock-based compensation and severance costs associated with certain people leaving the Company for approximately $1.9 million included in G& A in the second quarter of this year. We also incurred approximately $400,000 in acquisition related costs and deferred compensation expense related to our acquisition of Metaresolver earlier in the year. Adjusting for these items, G&A as a percentage of revenue in Q2 2013 was less than it was in Q2 2012.

And as I’ve mentioned before our G&A functions supports both domestic and international operations, including operations, business development, and non R&D-related engineering and technology. Adjusted EBITDA in the second quarter was positive $1.9 million compared to a loss of $731,000 in the second quarter of 2012. This was well ahead of our previous guidance range for the quarter. Our better-than-expected adjusted EBITDA performance was driven by our gross-margin performance, combined with better-than-expected leverage in Sales & Marketing, as well as technology spend.

For the second quarter of 2013, adjusted EBITDA excludes non-cash, stock-based compensation expense of $3.5 million and $1.1 million of depreciation, amortization, interest and income-tax expense. In addition, adjusted EBITDA also excludes the $400,000 in direct, acquisition-related expenses and deferred compensation associated with the acquisition of Metaresolver, which closed on April 1. Going forward we will continue to adjust EBITDA for acquisition-related costs. I’ll talk more about the Jumptap related deal costs in a few minutes.

There’s of a conciliation between adjusted EBITDA, a non-GAAP measure and net loss, the closest GAAP equivalent in our Press Release and 8-K filed earlier today. Stock-based compensation was $3.5 million for the second quarter of 2013. As we noted in the last call, stock-based compensation in the second quarter of 2013 was considerably higher than in the first quarter due to several equity grants to certain executives and other leaders in the Company, in combination with approximately $1.4 million in one time, stock-based compensation expense during the quarter associated with the departure of certain employees.

Net loss was $3.1 million in the second quarter 2013 compared to a net loss of $2.2 million in the second quarter of 2012. Basic and diluted GAAP EPS was a loss of $0.04 per share in the second quarter of 2013 versus a loss of $0.03 per share in the second quarter of 2012. Non-GAAP EPS, which is calculated as our adjusted EBITDA divided by the diluted weighted average number of common shares outstanding during the period, was positive $0.02 per share for the second quarter of 2013, compared to a loss of $0.01 per share for the second quarter of 2012.

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AUGUST 13, 2013 / 09:00PM  GMT, MM - Q2 2013 Millennial Media Inc Earnings Conference Call

Our balance sheet remains very strong with $123 million of cash and cash equivalents as of June 30, 2013. Our days sales outstanding in receivables continue to remain in expected ranges with no material deviations from prior periods. We continue to have no outstanding debt.

Now, turning to our future outlook, I’ll share our thoughts regarding the third quarter and the full-year 2013, based on information available to us as of today, August 13, 2013. Please keep in mind that in the near term our operations and financial results will be affected by acquisition and integration expenses, as well as any near-term market volatility we may face during the period between sign and close. Also, note that the future outlook we’ll be giving today and moving forward will be on a pro forma combined basis. We decided to give combine guidance, because it will be extremely difficult to separate the discussion of results for these two businesses on a going-forward basis in a relevant manner.

As we’ve talked about today these two businesses are highly complementary and we intend to operate as a combined, single standalone business immediately upon closing. Even before closing we expect that some advertisers may shift spending patterns between the two Companies in anticipation of the closing of the merger. We therefore feel by giving a pro forma combined outlook for the third quarter and the full year is the most relevant and appropriate outlook we can give on this call. Do note, however, that we do not expect the acquisition to actually close in the third quarter, but we believe we’ll be able to close in the fourth quarter this year, likely before we report Q3 earnings.

For the third quarter of 2013 we anticipate revenue on a pro forma combined basis to be in the range of $80 million to $85 million. We anticipate adjusted EBITDA to be in the range of a loss of $1 million to negative $2 million in the third quarter for the combined Company on a pro forma basis. For the full-year 2013, we anticipate revenue on a pro forma combined basis to be in the range of $340 million to $350 million. We anticipate adjusted EBITDA to be in the range of a loss of negative $1 million to positive $1 million for the full year on a pro forma combined basis.

I would note that we expect approximately $11 million of one-time transaction related and integration expenses associated with the acquisition on a combined basis during the remainder of 2013, with most of that expense occurring in the quarter that the transaction closes. We expect that direct, deal-related expenses would be excluded from our adjusted EBITDA estimates. There’s more detail about the Jumptap transaction in our expected financial outlook in the presentation that is posted on our website. We also expect to update investors with more details about the combined Company through update calls as we move forward.

So to end here, let me summarize the reasons why I think the acquisition is a great opportunity for Millennial. First, together Millennial and Jumptap will bring a scaled digital advertising solutions to global brand and performance advertisers of all sizes, while delivering even more value to developers and publishers. The acquisition accelerates our programmatic strategy as we combine Jumptap’s exchange-buying capabilities with our soon-to-launch mobile exchange.

We added an impressive team from Jumptap, including key executives joining our leadership team. The acquisition brings us a broad and valuable patent portfolio that we value in the transaction. And on a pro forma combined basis, we believe the Companies will deliver increased revenue growth rates, better adjusted EBITDA performance, and increased market share as compared to our standalone plans. We’re excited with this opportunity and can’t wait to move forward.

And with that I like to ask the operator to open up the line for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Jason Helfstein, Oppenheimer.

Jed Kelly - Oppenheimer & Co. - Analyst

Good afternoon, guys, this is Jed Kelly on for Jason. Can you hear me?

Paul Palmieri - Millennial Media Inc - Co-Founder, President & CEO

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AUGUST 13, 2013 / 09:00PM  GMT, MM - Q2 2013 Millennial Media Inc Earnings Conference Call

Yes.

Jed Kelly - Oppenheimer & Co. - Analyst

Okay, can you just talk about two things? One, just doing some back of the envelope math, does your guidance imply that you’d be keeping the same core growth that you have previously given? And then can you just touch on what jump on what Jumptap ‘s overall market share is of the overall RTB market?

Mike Avon - Millennial Media Inc - CFO

Sure, this is Mike. I’ll take those.

As far as Jumptap ‘s market share of the overall RTB market, we think they have a significant share of the exchange buying part of that market. They’re buying on third-party exchanges and we think that Jumptap is the leader in mobile RTB buying across other properties. Particularly for performance business, we think they’ve been extremely strong in the business. We’re not aware of third-party published reports breaking out market share that are credible but we certainly believe that they are — they have a significant portion of that market share.

To your question on guidance. You know, at the beginning of the year we put forward guidance that we thought was appropriate for the year and feasible. Our outlook today remains very strong about mobile and our projections reflect that. When you put together the two Companies, we’re looking at our numbers and their’s as well, and then we’re looking at the effects of the acquisition. In fact, the effects of just the announcement of acquisition as well. So all of those factored into our decision to give a combined number for the year but we’re extremely excited about where we are in the market, where we are in the year, and our prospects going forward.

Jed Kelly - Oppenheimer & Co. - Analyst

All right, thank you.

Operator

Heath Terry, Goldman Sachs.

Heath Terry - Goldman Sachs - Analyst

Great, thanks.

Mike, got a few questions. I guess one. Going to need some clarification on the guidance. I think what I’m concerned a bit about is giving combined Company guidance and not reporting until — particularly for Q3 when the deals aren’t going to close until after Q3. Any concern on your part that you are looking at another quarter where expectations are likely to fall short of consensus if people are using your guidance to sort of the way that they should be thinking about where the business is going to come in, despite the fact that the deal is not going to close?

Mike Avon - Millennial Media Inc - CFO

Heath, I’ll take that one, this is Mike.

We spend a lot of time with Jumptap we’ve gotten very comfortable obviously with our financials and with their’s as well. Certainly when you’re putting companies together and you’re looking at guidance on a combined basis you layer in a level of conservatism. We certainly have done that. We’re trying our best to account for the fact that when you do announce an acquisition like this, behavior of customers can change for a period of time. We have built that in to our models and into our guidance. We expect that we will see a period where customers may shift their spending patterns or certain customers may pause in spending. We think that will be short lived. And we think once we close the deal and move forward we’ll be able to see significant revenue acceleration. We factored that into your guidance both for Q3 and for the year, and again our expectations are that we’ll be able to close this transaction prior to reporting our Q3.

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AUGUST 13, 2013 / 09:00PM  GMT, MM - Q2 2013 Millennial Media Inc Earnings Conference Call

Heath Terry  - Goldman Sachs - Analyst

Prior to reporting Q3? But not prior to — so, am I to understand that the results that you’re going to report in presumably October or early November, you’re going to report even though the deal will have closed for Q3, you’re going to report a combined Q3 number for the two companies?

Mike Avon  - Millennial Media Inc - CFO

The plan will be to report our standalone number and a pro forma as a combined number as well.

Heath Terry  - Goldman Sachs - Analyst

Okay.

And then, Paul, curious to the way that you guys are thinking about revenue growth here. This is maybe second quarter out of the last three where you guys have missed your top-line guidance but come considerably in above the EBITDA guidance. Can you talk to us about the thought process behind that? Because hard to believe that you could not have hit those revenue numbers and your EBITDA numbers had you been willing to forgo some of the EBITDA upside that we saw this quarter. Am I reading that the wrong way?

Paul Palmieri  - Millennial Media Inc - Co-Founder, President & CEO

I think, Heath, there’s a lot of things that go into that. What I’ll say is we’re a growth Company and we are very focused on growth. But we’ve also been a Company that’s been somewhat conservative along the way in terms of our spending, as well. So, I think the results that you see here are the best results that were available to us in the second quarter. I think the real interesting thing here is, this is a Company that is near or at the top of growth rates for technology, media and telecom companies across the board. Yet we’re shy on the revenue side of about $1 million again, as I said during the call, that’s not lost on us that we should take this opportunity to be a bit more conservative on the revenue side. In terms — (multiple speakers).

Heath Terry  - Goldman Sachs - Analyst

Paul — I guess Paul, you guys kind of made a similar comparison last time. But I guess obviously you’re not in a broad, tech, media space. You guys are mobile advertising. Mobile advertising is clearly growing much, much faster. And, when share is such a key component of something you guys talk about and have talked about. If we back into the domestic numbers, your domestic business only grew around 31% this quarter. Can you kind of help us understand either the decision to forgo revenue for — particularly if you’re going to be a growth Company the way you’re talking about, to forgo revenue growth for profitability that, I don’t know, you don’t necessarily seem to need, particularly when that’s not what you guided to for the quarter?

Paul Palmieri  - Millennial Media Inc - Co-Founder, President & CEO

Yes, I’m going to let Mike take a crack at that.

Mike Avon  - Millennial Media Inc - CFO

Heath, look, we certainly want to always hit all numbers that we put out there in the market and certainly our focus was on growing revenue to hit the guidance range. We weren’t able to do it last quarter. We had a very strong business, particularly on the brand side. We saw prices up. We saw, again as you point out, we saw gross margins up. It wasn’t — we don’t make — we didn’t make a choice to forgo specific revenue to hit a specific gross margin number. We made a choice, looking at the overall health of our business and the long-term profitability of our business, that we thought was in the best interest of the business. We’re not going to chase bad business simply to hit a number, or be $1 million higher on revenue. We want to put out guidance that we can hit. We want to hit it. We take it seriously when we don’t.

We are very happy to beat significantly our earnings, as we’ve beaten every quarter. We wish we could have done it with $2 million more of revenue. But it’s not a choice to turn down specific revenue because it might drop below our gross margin target. We’re making calculations everyday and in this case we were able to deliver what we were able to deliver. And we were excited with most of the results. The top line was a little light and we would like for it to have been higher in the quarter.

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AUGUST 13, 2013 / 09:00PM  GMT, MM - Q2 2013 Millennial Media Inc Earnings Conference Call

Heath Terry  - Goldman Sachs - Analyst

Okay, thanks.

Operator

Jordan Monahan, Morgan Stanley.

Paul Palmieri  - Millennial Media Inc - Co-Founder, President & CEO

Hey, Jordan.

Operator

I’m sorry, actually his line disconnected. Your next question is from the line of Mark Mowskowitz, Northland Capital Markets.

Mark Mowskowitz  - Northland Capital Markets - Analyst

Hi, guys.

I just want to talk — first, real big picture here. It sounds to me like the crux of the decision here is certainly looks to me like a power play on your part to get in front of what obviously is the next evolution in mobile-to-mobile exchange world. So, can you kind of address sort of what Jumptap’s programmatic buying capabilities bring to the table relative to the investments that you’ve been making already in this area? And sort of talk about how Jumptap either enhances or will work alongside the exchange platform that you’re talking about introducing in the next couple months?

Paul Palmieri  - Millennial Media Inc - Co-Founder, President & CEO

Sure. So, I think just a start, the thing that Jumptap is doing in the reporting 2 billion RTB impressions per day that they see. It is a much more real-time bidding process to go out and bid on those impressions. And so there’s I think the discipline around data science and around bid optimization that Jumptap brings to the table, not just as a future capability but something that they’re doing everyday that I think is going to be incredibly instructive to us. Particularly as we rollout programmatic selling via RTB, via the Millennial Media exchange later on this year.

We will have one of the most sophisticated bidders bidding on that exchange. And I think we will learn quite a bit about how to be successful there based on Jumptap’s experience in that space. RTB is one those things that you do have to have experience. And the more experience you have the better you’re going to be. And so we’re — we think what they’ve got is pretty interesting. And it fits nicely within our efforts that we’ve been working on around build out and partnership and things along those lines.

Mark Mowskowitz  - Northland Capital Markets - Analyst

Okay, great.

And then, I guess one other big picture. Obviously Facebook put up some big direct response numbers and I wanted to just maybe open up just your thoughts on sort of the growth in direct response, mobile as opposed to branding? And if that sort of speaks to the growth in your top line relative to some of the growth we see that is sort of referred to as the market in general? And if you could talk about your rev split between brand and DR if it changed at all in the quarter?

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AUGUST 13, 2013 / 09:00PM  GMT, MM - Q2 2013 Millennial Media Inc Earnings Conference Call

Mike Avon  - Millennial Media Inc - CFO

Mark, this is Mike. I will take that one.

Our revenue share between brand and performance in direct response, as you call it, was similar to our long-term trends, close to 60% brand. And the delta being performance. And the performance business is split between what I would characterize as more traditional premium performance and premium app downloads, and then other app downloads. We certainly have seen, as everybody has, a surge in overall spend around app downloads. That has certainly been a phenomenon in recent quarters in a mobile market. I think Facebook has done a pretty good job with that. And certainly Facebook is an interesting place to go for app discovery. Particularly for long-tail app discovery as the social graph is probably an interesting way to introduce new apps.

Where we’re focused is on premium performance advertising, traditional performance advertisers, very large app download companies. That’s the performance business that we’ve been focused on and do very well in. And then of course brand, which is really our bread and butter and where we are best. We think the long-term dollars come from brand. Brands spend an extraordinary amount of money across all advertising and across digital. We’re very proud to work with 86 of the [ad 8s] top 100 advertisers and see increasing spend from them — from that group and from smaller and mid-size brands as well, and increasingly seeing a global spend from them.

And we’re able to see new phenomenon now like significant upfronts where these brands are now buying, not just a quarter ahead, but multiple quarters ahead. We think that’s a sign of things to come and we think that our bet on brands over the long term will prove to be the right bet. Now, all that said, performance business is exciting and critical. It’s a big part of our business today and Jumptap does a very good job of buying app downloads and delivering that through RTB across exchanges, as Paul said earlier. Though we think we’ll have a great fit with Jumptap’s expertise and ability and technologies to buy across our exchange as we roll that out and elsewhere. So, we think together it’s just a spectacular fit to address, not just our strength and our bread-and-butter and brand advertising, but this exciting, performance business as well.

Paul Palmieri  - Millennial Media Inc - Co-Founder, President & CEO

Just a couple more words on that. The performance business in mobile I think is something that where there’s revenue out there to be had and it’s one of the reasons to do this acquisition for us. We saw a combination of two platforms that are largely complementary. And obviously one of the few assets of scale in the marketplace and we have a large desire to operate across the spectrum in the performance market and Jumptap brings that to us.

Mark Mowskowitz  - Northland Capital Markets - Analyst

What is the strongest take away from this acquisition from a standpoint of — I mean obviously there’s a lot of pieces here and I get the revenue synergies et cetera. But I mean from a reach standpoint versus just better targeting capabilities—I mean, the way I look at the marketplace those that target the best get the highest dollars. So can you talk about from that standpoint, how this combination helps? And then last question, just in terms of how this improves sort of the profitability or the business model from a profitability standpoint longer term with the combined entities? Thanks.

Paul Palmieri  - Millennial Media Inc - Co-Founder, President & CEO

Okay. From the profitability standpoint, just to take that first. I’ll just reiterate what Mike said that our long-term target range of 40% to 42%, we continue to believe that is a sweet-spot range for this business. And a range where we can operate fairly comfortably and at the same time not invite too much competition. And, so certainly, we will be looking to have that be what our target is over time, even with the combined Companies.

In terms of what’s additive and really compelling, other than the two Companies coming together and bringing more audience to advertisers. In particular on the data side, each and every profile is additive to what Millennial is already doing. So, through this integration I think we’re going to dig in to fully combine our data assets, understand where one versus another might be more robust, and allow us to help our advertising clients reach their target audience with greater certainty and effectiveness.

One thing I’ll say that, in our view, we’ve done really well is to draw insights and inferences from things like location. Something that Jumptap has done well is when they have an advertiser that says I want to use this data source because I’m comfortable with it and I’m used to using it, and I’m in the retail category, or something along those lines. Jumptap has gone out and partnered and offered that third-party a targeting resource. And so, I think that in itself, combining these profiles, combining these — the breadth of targeting solutions, I think in addition to the combined companies reach and available impressions I think is incredibly compelling. Mark, I would just add to that. This is a market where scale does matter. I think there are advertisers who want to buy from companies that can offer them a full suite of tools, a full suite of services and something we’ve been able to do as the independent leader in mobile advertising. But with Jumptap, and the products and services they bring to us it increases our ability to serve these advertisers large and small. And to be one of those key platforms that they want to work with and they want to work with heavily.

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AUGUST 13, 2013 / 09:00PM  GMT, MM - Q2 2013 Millennial Media Inc Earnings Conference Call

That scale also really helps from a financial standpoint and I think our ability to get to scale faster through the acquisition, grow faster, and building on top of our business model that we built. Where we’ve been able to deliver our business an adjusted EBITDA profitable basis at what we consider very gross margins. Being able to expand that globally and being able to go deeper in the US through the acquisition of Jumptap we think is very exciting and we think will drive the financial results that you heard me talk about earlier on the call. We’re really excited about the opportunity, both strategically and financially for the Company over the long term.

Mark Mowskowitz  - Northland Capital Markets - Analyst

Right, great, thanks, guys.

Paul Palmieri  - Millennial Media Inc - Co-Founder, President & CEO

Thank you.

Jordan Monahan  - Morgan Stanley - Analyst

Jordan Monahan, Morgan Stanley. Hi thanks for taking my question. Can you hear me now?

Paul Palmieri  - Millennial Media Inc - Co-Founder, President & CEO

Yes, we can.

Jordan Monahan  - Morgan Stanley - Analyst

Fantastic. Must’ve had an equipment malfunction last time. Apologies.

So I guess just maybe a couple of questions. The first one, maybe, Paul, if you have some thoughts. I’m curious, just as you can just think about how the mobile advertising space has evolved over the past couple of years, do you think there’s more or less value today in independence relative to say one or two years ago?

Paul Palmieri  - Millennial Media Inc - Co-Founder, President & CEO

I mean I would say that there’s — I think that independence goes along with focus. And so I think that independence is valuable because developers want to work with somebody who can monetize for them fairly broadly. I think advertisers are looking to consolidate where they spend their budgets. And so in that sort of scenario I think independence is really compelling. But it’s independence plus focus that I think is really the magic of what Millennial is doing in this Millennial and Jumptap combination. We’re both peer plays and mobile, we’re coming together with complementary strengths. We’re taking a leadership role in solving the hardest problems in mobile and cross screen frankly, for advertisers and app developers. And so these problems and opportunities get 100% of our attention.

When somebody uses the word independent and focused in the mobile advertising business, when they say independent they mean not one of the large OS providers, or a company that owns a search engine or an app store, or portal or operating system or a handset company. We’ve got this purity of what we’re able to focus on. And we think that not only was relevant a year ago but remains incredibly compelling.

Jordan Monahan  - Morgan Stanley - Analyst

Okay, thanks for that.

Maybe just I guess diving into Jumptap just a little bit. I’m curious. We’ve obviously heard rumors that Jumptap has been available for sale and I know you can’t comment on that. But I’m just curious what changed and made Jumptap appealing to you now relative to six months or a year ago? And is their business more exposed in a certain geographic area that is potentially more appealing or has made them more appealing recently?

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AUGUST 13, 2013 / 09:00PM  GMT, MM - Q2 2013 Millennial Media Inc Earnings Conference Call

Paul Palmieri  - Millennial Media Inc - Co-Founder, President & CEO

I think what I’ll say is that first, and we have George on the call. I think George has done a fantastic job over the last two years to really focus Jumptap on where the puck is going in this market in terms of third-party relationships and in terms of RTB. And so, yes, now versus several years ago, what I would say is Jumptap did change a little bit of its business model. But what Jumptap has been up to for the last 18 months to 2 years is very impressive and was really compelling. Again, as George mentioned, they sort of pursued an alternative or open field strategy to Millennial, where they saw Millennial in a certain area and they would go in a different. And again I think there’s just a real complementary strength situation here.

Jordan Monahan  - Morgan Stanley - Analyst

Okay, great.

And actually if I could just follow up on Heath’s question earlier about the domestic versus international business. I think, Mike you said that international is 27% of total? Which if we have that right then that implies that the US business was growing about 20%. I just want to make sure there wasn’t something one time there?

Mike Avon  - Millennial Media Inc - CFO

Yes, there-

Jordan Monahan  - Morgan Stanley - Analyst

I heard your commentary on the one-time international, but was there something domestically that caused the domestic business to slow?

Mike Avon  - Millennial Media Inc - CFO

What happens, the international business that I referenced on the call was performance business. And what can happen with performance business is you can have large vendors in performance that crowd out others. And so we had that phenomenon this quarter where we had some great performance advertising that was coming internationally, running globally. And so it’s classified as international coming through international offices, but running globally, that crowded out some other performance business that was at lower prices in the US.

That is a bit of a one-time phenomenon. That is why I said during my remarks that I would expect international to come down in Q3. I think it’s healthy for the overall business. It is part of the reason that we are global business. You want to go to where the dollars are and where they are being spent. And certainly when there are performance advertisers that are spending heavily you want to go take that money and drive that business and drive great results for those advertisers, which is what we did. But not with the one-time event here, that did skew international numbers and thereby skewed US numbers as well.

Jordan Monahan  - Morgan Stanley - Analyst

Okay, great thanks for taking the question.

Paul Palmieri  - Millennial Media Inc - Co-Founder, President & CEO

Thank you.

Operator

Jordan Rohan, Stifel.

Jordan Rohan  - Stifel Nicolaus - Analyst

Thanks very much. I have a question for George. And then a question on numbers and try to piece this together.

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AUGUST 13, 2013 / 09:00PM  GMT, MM - Q2 2013 Millennial Media Inc Earnings Conference Call

George, first of all congratulations on the sale of your Company. I’ve known you guys for a while.

Back earlier this year, I seem to remember there was some discussion over whether special tracking-attribution technologies are needed to really be a big player in the performance or download side of the business. Can you remind me since Jumptap is being positioned as a leader in performance whether you have the tracking and attribution necessary for that type of business? And second, what is that tracking and attribution? How do you pull that off? Is it cookie based, server based? Where do the cookies sit. How just physically, how do you make that happen?

The second question is one for the Millennial team. If we use the $53 million base revenues, not including the portal business that you have on slide 13 of your slide show, to size Jumptap for 2013, one would assume they’re still growing therefore could do maybe $60 million or $15 million in the third quarter. If that’s the case, are we to assume $65 million to $70 million would be the new guided range for 3Q for Millennial stand alone? Because I’m not sure that First Call or anyone’s going to let us put in numbers for a Company that has not yet merged. Fully understanding that budgets move around and there’s weird things that happen around mergers. But we still need to have estimates for Millennial by itself that you will report in conjunction with pro forma estimates when the quarter happens. I just don’t know, is $65 million to $70 million a good range for that? Thank you.

George Bell  - Jumptap - CEO

Hi, it’s George. I’ll take the first one. Thank you for your compliments.

One of the things that Jumptap has done over the past 8 or 10 months in the performance business is to recognize there isn’t a one solution fits all for third-party tracking. And a lot of app developers and direct marketers coming into the mobile ecosystem bring their own solutions. And so one of the real issues is to permit the accommodation of many forms of third-party tracking, while delivering back to the advertiser a consistency or transparency on the results. It seems to be more of an evolutionary thing than not. I wish I could tell you there’s a one-size-fits-all solution, there does not appear to be.

What we’ve really focused on is understanding IP, understanding unique identifiers such as anonymized e-mail and so forth. To put tracking in place, we have integrated about eight or nine different third-party tracking solutions, from ad crews to haz offers and these sorts of things. In doing so, what we try to say the advertiser is we will use any form of tracking mechanism you’re comfortable with and normalized against that. And we’ve got up to point now where our own tracking versus any popular third-party tracking mechanisms have discrepancies with one another of less than 10%. And generally speaking in the online world, those very same advertisers using third-party tracking, are quite comfortable with the discrepancies when they are within a range of 10%. Useful enough to be able to move forward and be able to count users and conversions and so forth.

So, I could give you a longer answer off line if you want to go deeper into it. I know you and I’ve discussed that before. But I think the headlines are there isn’t one-size-fits-all. It’s been an enormous amount of both grunt work and technology work to be able to accommodate all of the different third-party tracking systems. But we believe, certainly the top 10 or so that are used by our partners, they are fully integrated now under our platform and allow us to really deploy that both in our native network in our real-time bidding network.

And the thing that they’re looking for, which is other part of your question, is basically who gets credit for the click, the conversion or the landing page. Their marketing in the mobile ecosystem as you know there is no cookie in the app world, and approximately 80% of our traffic is app derived. And so therefore you lose the traditional mechanisms by which tracking and accountability were built on in the online world. And so, their puzzle about mobile in addition to their excitement about mobile focuses on how to understand attribution. And I think that’s where we really focused and made some breakthroughs with those performance type advertisers over the last eight or nine months or so.

Jordan Rohan  - Stifel Nicolaus - Analyst

Thanks, I appreciate that answer.

Mike Avon  - Millennial Media Inc - CFO

Jordan, this is Mike, I’ll take your second question, good question, thanks for joining the call today.

So, that the guidance we gave both for Q3 and for the year is really the extent of the color we’re going to give as I pointed out in my remarks. We do expect to see some changes in customer buying starting immediately upon signing, just given the nature of the business. And that tends to happen when you announce a deal like this

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AUGUST 13, 2013 / 09:00PM  GMT, MM - Q2 2013 Millennial Media Inc Earnings Conference Call

during the dependency period. And given that, we are comfortable giving the combined guidance. I understand you have to build your models and put out numbers for the standalone Company. And you’re just going to have to do that based off of your analysis of the business. Were trying to give as much information as we can. As much relevant and accurate information as we can.

As Paul said earlier, and I talked about a little bit as well, we certainly understand the complexities of the period between sign and close, and the integration period in an acquisition like this. We factor that into our guidance and we certainly factor a level of conservatism into our guidance because of that. But at this point, that’s the information we’re putting out there and we’ll expect for more information out in the market in future calls and updates as we move forward here.

Jordan Rohan - Stifel Nicolaus - Analyst

Mike, can you give us first-half 2013 Jumptap revenues, even if they’re unaudited?

Mike Avon - Millennial Media Inc - CFO

We have not broken that out at this point. We haven’t given 2013 numbers from Jumptap.

Jordan Rohan - Stifel Nicolaus - Analyst

All right, thank you, guys.

Paul Palmieri - Millennial Media Inc - Co-Founder, President & CEO

Thank you.

Operator

James [Cakmak], Telsey Advisory Group.

James Cakmak - Telsey Advisory Group - Analyst

Thanks, I guess were all trying to get comfortable with the guidance outlook. I understand that you can’t provide any numbers for 2013 but, anything you can comment on for Jumptap as far as the growth that we’re seeing in 2013? Is it comparable to 2012 or is it accelerating? Just any color at all?

Mike Avon - Millennial Media Inc - CFO

This is Mike. I’ll take that. Thanks for the question.

First of all we do think it’s important to use the apples to apples base here. The $52 million media business for 2012, taking out the portal revenue which is really irrelevant to our business and being some [centered within] Jumptap. So I think using that as your base is the right number to look at, is the 2012 base. Again, today we’re not giving any information on Jumptap’s 2013 numbers unaudited. At this point we’ll be getting more information going forward. Business is growing nicely. We’re very excited about their prospects. It’s certainly part of the reasons — one of the things that attracted to us — attracted us to the business. We think they’re doing actually well and expect that to continue going forward.

So as I said on the call, we expect the deal to be accretive to our revenue growth rate in 2014, and be slightly accretive to adjusted EBITDA 2014, while being EPS accretive in 2015 and beyond. And we do expect to get combined gross margins back to 40% to 42% range after a dip below 40%. We expect to get back to that range by the end of 2014. So that’s the information we’re comfortable sharing today and again we’ll be sharing more as we move forward.

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AUGUST 13, 2013 / 09:00PM GMT, MM - Q2 2013 Millennial Media Inc Earnings Conference Call

James Cakmak - Telsey Advisory Group - Analyst

Okay and then to be clear, there is no portal revenue included in your pro forma consolidated guidance?

Mike Avon - Millennial Media Inc - CFO

It is de minimis in 2013, that’s right.

James Cakmak - Telsey Advisory Group - Analyst

Okay.

Can you take us through a little bit on any color you can provide on the bidding process? Were there multiple bidders out there for this? How did you get comfortable with the valuation, the consideration, and all stock are largely stock? Can you just help us understand how you came to this?

Paul Palmieri - Millennial Media Inc - Co-Founder, President & CEO

I think from a competitive process we can’t really comment on that. What we can say is from the moment we engaged with Jumptap on combining our platforms we saw the unique value that could be created by adding Jumptap to Millennial, and this has had each of our respective full attentions since. I would say shortly after George got to Jumptap, he and I said hello to each other. We’ve been friendly competitors and I think just a lot of respect on either side.

Mike Avon - Millennial Media Inc - CFO

This is Mike.

As far as the consideration, getting comfortable with the value and the almost all stock nature of the deal, and the value front. As Paul said, we have had a lot of respect for Jumptap and George and team for a long time. We kind of got to a time and place where the deal made sense, the value made sense for us, it made sense for them so we’re very comfortable with the transaction. We’re really excited about it. As far as using all stock, we think that shows the resolve and the excitement about the model from the Jumptap shareholders, Jumptap team. And we think that really aligns interests going forward. You, of course, never want to part with stock if you can avoid it. But we think that was the right way to do this deal and it certainly shows the belief and upside of the combined Company.

We continue to have a lot of cash on our balance sheet even with a small cash component here. We think that’s important in this market. We think it will allow us to continue to invest strategically. And we thought that was a smart move for us as well. So, we’re very comfortable with the structure of the transaction and the value of the transaction couldn’t be more excited about bringing the Jumptap technology team and products set on board.

James Cakmak - Telsey Advisory Group - Analyst

Lastly, one of the value propositions I guess Millennial brought to the table versus like a Google was your focus on brand versus performance. You have 60/40 brand split for a while now. Jumptap accelerates your capabilities on the performance side of the business. Is there a philosophical change on how you want to be recognize in the market in brand versus performance? And just how should we think about that and where — how should we think about where the split can go from here?

Paul Palmieri - Millennial Media Inc - Co-Founder, President & CEO

Good question, thank you.

I think, first, other than definitely being religious about the opportunity and brand, I think the very extreme focus that you see out of companies like Google on performance where we think there is a great opportunity to get in there and understand the brands. I don’t think we have prescribed that this is what we always want. I think we’re very focused on adding value to our clients and market participants. So, for example a developer to the extent we can provide them incrementally higher effective CPM. We think that’s great.

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AUGUST 13, 2013 / 09:00PM  GMT, MM - Q2 2013 Millennial Media Inc Earnings Conference Call

To date we’ve done that with a higher mix of brand versus performance. And I think going forward, looking ahead, post integration I think we can do that really valuably on the performance side as well. We do it valuably today on the performance but I think we can do it even more. So I guess, long way of saying I don’t think we want to be prescriptive about what we want that number to be, but I think that we’ll always be transparent with you on where we’re seeing those numbers as we access really the opportunity for growth in this market.

James Cakmak - Telsey Advisory Group - Analyst

Okay, thanks.

Paul Palmieri - Millennial Media Inc - Co-Founder, President & CEO

James.

Operator

Rory Maher, Hillside Partners.

Rory Maher - Hillside Partners - Analyst

Thanks. Understood you can’t get into the Jumptap details for your forecast. But I just wondered if we could just talk a little bit about the 2012 number that you did release. It looks like there’s a difference in EBITDA margins there where Jumptap had about a $11 million loss last year, Millennial had about a $5 million gain. I’m wondering if most of that is the difference in gross margins or if there are other kind of difference in expense structure between the two? And then secondly, on programmatic, can you talk about the combined programmatic capabilities of the two where you want that to be in terms of your total business percent by the end of 2014? And does the integration timeline for Metaresolver and its general role in your Company strategy change with the programmatic capabilities of Jumptap being added on there?

Mike Avon - Millennial Media Inc - CFO

This is Mike. Let me take that or at least start off.

As far as the financial profile of Jumptap last year 2012, you’re absolutely right. They lost money last year. We’re adjust EBITDA positive. That’s largely a result of just where they are in their growth cycle. This is a business that you certainly do need scale to be profitable and that was certainly the case with us. Their gross margins are a little bit lower. We think we’ll be able to get them up as I walked through on the call and that’s a question of scale. Their business looks remarkably similar from a margin profile, the gross margin and operating margin, to where we were that similar stage of revenue in our lifecycle. So, and they certainly have always had a heavy investment in technology, building new product. They’ve had a really spectacular technology team. And I think while that can be a drag on adjusted EBITDA and earlier stages of the Company, I think is a smart investment for them, something that made them attractive to us.

On programmatic, we think it’s a great bid on programmatic. Our programmatic approach has been very much about extending our deep relationships with our developer base. We have over 45,000 apps enabled on our platform with our SDK integration, and being able to extend that really great asset, probably one of the most important assets of our Company, to allow advertisers to buy in a programmatic fashion. Whether that be trading defs or other DSP ‘s. Jumptap has done a very good job of building technology and capabilities to go buy on other exchanges or other supply sources. So we think that fits together extremely well. Jumptap’s ability to buy across our developer landscape and elsewhere. So we think as we rollout the MMX we think will be just an incredible fit there. We’ll be able to deliver a full programmatic solution to all different types of advertisers, whether they be performance based, performance focused, or brand focused. And that just ultimately creates more value for the developers working with us.

As far as specific percentage from programmatic, we’re not ready to talk about that yet for next year. Programmatic and global is still very much in the early days. Jumptap has been a leader particularly on the performance of programmatic, but we think that programmatic will scale in mobile. That’s why we have been so focused on it. It’s part of the reason we were attracted to Jumptap. We’re very excited about the opportunity next year. We think that programmatic will grow very quickly in mobile and we’ll very quickly catch up to programmatic levels, similar levels to programmatic online. And then as far as Metaresolver, what we were able to acquire

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AUGUST 13, 2013 / 09:00PM  GMT, MM - Q2 2013 Millennial Media Inc Earnings Conference Call

there and integrate with our core technology, is a key part of the MMX going forward and a key part of what we’ll be rolling out on the supply side of our business going forward.

Rory Maher - Hillside Partners - Analyst

Thank you.

Operator

Richard Fettigal, ABR Investment Strategy.

Richard Fettigal - ABR Investment Strategy - Analyst

Good evening, thanks for taking my question.

Real quick on the $53 million media piece that Jumptap in 2012. What was the growth rate of that piece? And then secondly, since Jumptap has far more emphasis on the performance segment of the market, what gives you the confidence that they can sort of fare better in that low end of the performance segment than Millennial has recently? What’s sort of the competitive marketplace on that side of the business? It sounds like that was sort of another once again sort of the source of the weakness. I was just curious what is exerting some of the competitive pressures from other DSP’s, ad networks that are focused on that, or perhaps some direct to publisher spend with Facebook or others?

Paul Palmieri - Millennial Media Inc - Co-Founder, President & CEO

Okay, I’ll take the second part and then we’ll go back and Mike will take the first part.

I think, the fact of the matter is when you are buying your impressions via real-time bidding, you have an enormous amount of control over what you pay on a per impression basis. And if you are using technology well and you understand data science very well, as Jumptap does, you become very good at acquiring the right inventory to deliver performance campaigns, whether they’re low end or whether they’re high end. And so, I think that is what gives us confidence, having looked very deeply into Jumptap’s business and getting an understanding of exactly how they’re delivering bids scale via RTB. So I think we’re quite confident in that.

Mike you want to the first part of that?

Mike Avon - Millennial Media Inc - CFO

Yes, and I think your question was 2011 to 2012 growth rate — revenue growth rate, is that correct? For Jumptap?

Richard Fettigal - ABR Investment Strategy - Analyst

That’s right.

Mike Avon - Millennial Media Inc - CFO

Growth rate excluding portal revenue, and this is in the deck we have up on our site for your reference, was just under 50%. So excluding the portal revenue Jumptap’s business used to have — used to be focused in early days prior to George joining providing services, technology to portals, to allow them to advertise originally began a surge business. And then around allowing these telco portals to advertise. That business has dropped over time and again being subset de minimis this year. So that growth rate which is again on the apples to apples basis with our business about just under 50% 2011, 2012. And again the $53 million, I think, is the proper base to look at moving forward.

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AUGUST 13, 2013 / 09:00PM  GMT, MM - Q2 2013 Millennial Media Inc Earnings Conference Call

Richard Fettigal - ABR Investment Strategy - Analyst

Okay. Thank you.

Mike Avon - Millennial Media Inc - CFO

Thank you.

Operator

And at this time, ladies and gentlemen, that will conclude the Q&A portion of the call. And that will conclude Millennial Media’s conference call. We thank you for your participation and you may now disconnect. Everyone have a great day.

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